Exhibit 5.1
[Letterhead of Skadden, Arps, Slate, Meagher & Flom]

July 30, 2018
New Residential Investment Corp.
1345 Avenue of the Americas
New York, New York 10105

Re:	New Residential Investment Corp. – Offering of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to New Residential Investment Corp., a  Delaware corporation (the “Company” or “Our Client”), in connection with the Distribution Agreement, dated July 30, 2018 (the “Distribution Agreement”), among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BTIG, LLC and Raymond James & Associates, Inc. (the “Sales Agents”) and the Company, relating to the issuance and sale by the Company to or through the Sales Agents, from time to time, of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), having an aggregate offering price of up to $500,000,000 (the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form S-3 (File No. 333-213058) of the Company relating to Common Stock and other securities of the Company filed on August 10, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)          the prospectus, dated August 10, 2016 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

New Residential Investment Corp.
July 30, 2018

(c)          the prospectus supplement, dated July 30, 2018 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)          an executed copy of the Distribution Agreement;

(e)          an executed copy of a certificate of Cameron D. MacDougall, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)          a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) certified by the Secretary of State of the State of Delaware as of June 22, 2018, and certified pursuant to the Secretary’s Certificate;

(g)          a copy of the Company’s Amended and Restated By-laws (the “Amended and Restated Bylaws”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(h)          a copy of certain resolutions of the Board of Directors of the Company, adopted on May 2, 2017, and copies of a written consent and certain resolutions of the ATM Offering Committee of the Board of Directors of the Company, dated November 15, 2017 and July 25, 2018, respectively, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Distribution Agreement.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties set forth in the Distribution Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

New Residential Investment Corp.
July 30, 2018

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

The Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Distribution Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per share of Common Stock.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS